Exhibit 99.1

Inrad Optics, Inc.

CEO’s Letter included in the 2016 Annual Report

As I review and reflect on our performance in 2016 two things are clear - we made significant improvements that produced positive results in key areas, and we continue to face a challenging path ahead.

Sales closed at $9.8M for the year, a decrease of 6.9% over 2015, mostly attributable to significantly reduced demand from two major customers. The total decrease in revenue from these two customers was $1.1M compared to the same customers’ sales in 2015.

More positively, our sales team delivered a 13.7% increase in bookings, from $9.5 in 2015 to $10.8 in 2016. This activity drove a healthy increase in our backlog, totaling $6.3M on December 31, 2016, compared to $5.2M at the close of 2015. I am also pleased to report that demand from both customers mentioned above has returned in Q1 2017 and the forecasts for the year are robust.

We were able to maintain our gross margins at close to 2015 levels, despite lower revenue in 2016. Gross profit margin was 20%, down slightly from 21.3% in 2015. We continue to make year over year improvements to our SG&A expenses, reducing them by another 3.6% to $2.45M, a 27% reduction over the past five years.

Despite reduced production and SG&A expenses, we recorded a net loss of $605K for the year. Lower sales levels in 2016 impacted our ability to improve over last year’s loss of $474K.

During 2016, our management team worked hard at improving our cash position while executing on tactical investments and productivity improvements. As a result, our 2016 year end cash on hand was $973K, up from $674K at the close of 2015.

As the chart to the right demonstrates, our progress is slow, but deliberate. In 2014, we integrated our Florida operations into our NJ facility to re-calibrate and optimize the business. That decision has produced significant cost savings.

While our path is still an uphill climb, we persist. We continue to explore ways to reduce operating costs across the business. We have implemented several engineering and process control improvements that impact efficiency and enhance value to our customers.

Production of ScintinelTM stilbene, our proprietary neutron detection material, now yields larger crystal boules of 5 x 7 inches under shortened growth cycle times. While commercial adoption of the material has progressed slowly, the material is in active use in government and industrial facilities, and we are working with partners in industry and the government to facilitate adoption. Scintinel has proven to be a best in class, highly discriminating special nuclear materials detector.

We are a recognized leader in the area of x-ray monochromator technology. In 2016, we broadened that expertise and secured several R&D contracts for novel material monochromators in emerging applications. Recently, we successfully completed a Phase I SBIR contract for soft x-ray applications, and have been invited to apply for a much larger Phase II $1M contract.

In 2016, we focused on building our ability to offer concurrent engineering services to shrink development cycle time and optimize our customer’s design for manufacturability. Our success on this initiative allowed us to win a development contract for a large, complex opto-mechatronic sub-assembly for a U.S. defense prime contractor.

Our focus on high barrier to entry and niche optical technologies fills an unmet need in the optical components and sub-systems marketplace. We believe this strategy will position Inrad Optics to reach a higher level of profitability. I appreciate your support and engagement as we approach that summit and set our sights on future peaks.

Amy Eskilson

President and CEO May 20, 2017

About Inrad Optics

Inrad Optics, Inc. was incorporated in New Jersey in 1973. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2016. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.